Exhibit 99.1

Deutsche Bank

Q2 2019 Fixed Income Investor Conference Call

James von Moltke, Chief Financial Officer
Dixit Joshi, Group Treasurer

26 July 2019

Pro-forma distributable items for Additional Tier 1 instruments

€ m, after CRR2 amendments

	2018	2018 pro-forma
Distributable Profit	486	
Other revenue reserves	6,760	
Capital reserves	-	42,085
Dividend amount blocked[(1)]	(6,832)	-
Available Distributable Items (ADI)	414	49,331
Tier 1 interest expense add-back	507	
AT1 payment capacity	921	49,838

Comments

- The definition of Available Distributable Items (ADI) has been amended with the implementation of CRR II
- ADI is now conducted separately for different categories of own funds instruments
- The coupon payment capacity for AT1 instruments will increase significantly for April 2020 payments
- Legacy Tier 1 instruments have a different profit test but benefit from additional pusher events such as calling junior or pari passu instruments

(1) Under sections 253 (6) and 268 (8) of the German Commercial Code

Total Loss Absorbing Capacity (TLAC) and Minimum Requirement for Own Funds and Eligible Liabilities (MREL)

€ bn, unless stated otherwise, as of 30 June 2019



Deutsche Bank available TLAC/MREL
TLAC/MREL surplus
121
1(2)
Plain-vanilla senior preferred debt(1)
59
Plain-vanilla senior non-preferred debt(1)
(0)
Adjustments(3)
14
AT1 / Tier 2(4)
47
CET1(4)
78
6.0% (of € 1,304bn)
101
9.14% (of € 1,105bn)
Available MREL/TLAC(5)
TLAC requirement (LRE(6) -based)
MREL requirement (TLOF(7) -based)

- Deutsche Bank has significant TLAC/MREL above regulatory requirements
- TLAC requirements legally binding since June 2019
- Definition of MREL means it will be more binding than TLAC requirements
- MREL requirement expected to be updated in Q4 2019 with:
  - Unchanged target setting methodology
  - MREL decisions for individual entities (transitional periods of up to 4 years)
  - Subordination requirement to be introduced (limited impact as available MREL is almost fully subordinated)

Note: Illustrative size of boxes
(1) IFRS carrying value including hedge accounting effects; including all senior debt >1 year; excludes legacy non-EU law bonds
(2) Potential to include further senior preferred issuances and other MREL eligible liabilities of at least 2.5% of RWA
(3) Add-back of regulatory maturity haircut for Tier 2 instruments with maturity >1 year; deduction of holdings of eligible liabilities instruments of other G-SIIs (TLAC only)
(4) Regulatory capital; includes Additional Tier 1 (AT1) and Tier 2 capital issued out of subsidiaries to third parties which is eligible until year end 2021
(5) TLAC capacity does not include DB's € 1bn plain-vanilla senior preferred debt
(6) Leverage Ratio Exposure
(7) Total Liabilities and Own Funds: Principally IFRS total liabilities with derivatives after consideration of netting and IFRS equity replaced by total regulatory capital (own funds)

Capital Markets and Equity[1] to MREL reconciliation

€ bn, as of 30 June 2019



186
Covered bonds
21
(21)
Structured notes
23
23
Plain-vanilla senior preferred
1
Plain-vanilla senior non-preferred
66
AT1 / Tier 2
15
Shareholder's equity
60
(10)
+4
(14)
(0)
121
1
Plain-vanilla senior preferred
59
Plain-vanilla senior non-preferred debt
MREL adjust-ments
(0)
14
AT1 / Tier 2(6)
47
CET1(6)
Capital Markets and Equity - Funding Sources view(1)
MREL excluded liabilities
Senior plain vanilla non-preferred debt < 1 year(2)
Other adjustments to senior plain-vanilla non-preferred debt(3)
Regulatory capital adjustments(4)
MREL (capital) adjustments(5)
Available MREL

(1) Capital Markets and Equity (funding sources view) differs from IFRS long-term debt (incl. trust preferred securities and AT1) and Equity accounts primarily due to exclusion of TLTRO, issuance under our x-markets program and differences between fair value and carrying value of debt instruments
(2) < 1 year based on contractual maturity and next call/put option date of issuer/investor
(3) Deduction of non MREL eligible seniors (legacy non-EU law bonds; legacy Postbank issuances; treasury deposits); recognition of senior plain-vanilla debt with issuer call options < 1 year; recognition of hedge accounting effects per IFRS accounting standards for DB Group; deduction of own holdings of Deutsche Bank's eligible senior plain-vanilla debt
(4) Regulatory capital deductions items (e.g. goodwill & other intangibles, Deferred Tax Asset), regulatory maturity haircuts and minority deductions for Tier 2 instruments
(5) Add-back of regulatory maturity haircut for Tier 2 instruments with maturity > 1 year; deduction of holdings of eligible liabilities instruments of other G-SIIs (TLAC only)
(6) Regulatory capital; includes AT1 and Tier 2 capital issued out of subsidiaries to third parties which is eligible until year-end 2021